Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC.
ANNOUNCES STRATEGIC BRANCH INITIATIVES

Enhancing Distribution Network and Efficiency,
Positioning Properties for Sale

ITASCA, IL - January 15, 2016 - First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI) today announced planned strategic initiatives to enhance its customer experience, branch network and operating efficiency. Based on the Company’s ongoing analysis of its existing distribution network as well as customer preference and usage patterns, the Company will open a full service branch in the attractive Naperville, Illinois and downtown Chicago markets during the first quarter of 2016, consolidate four existing branches into nearby operating locations and sell twelve closed branches and seven parcels of land previously purchased for expansion.
The orderly execution of these plans over the near term will result in an annualized pre-tax reduction of ongoing operating costs of approximately $3.6 million, 60% of which is expected to be realized in 2016. In furtherance of these initiatives, First Midwest will record a non-cash valuation charge of $5.1 million after-tax, or $.07 per share, as of December 31, 2015 for those properties designated for sale.
“Our commitment to providing our clients with convenience and outstanding service across all banking channels is unwavering,” said Michael L. Scudder, President and Chief Executive of the Company. “Significant investment in the enhancement of our mobile and online delivery channels and evolving consumer preferences create a natural progression in the manner and frequency clients interact with us. These initiatives both recognize that progression and reflect our belief that an optimized branch network is a critical component in the continued delivery of our award-winning customer service. They represent a natural byproduct of the Company’s recent and expected growth, which will see further expansion of our network across our markets.”
About First Midwest
First Midwest is a relationship-focused financial institution and one of Illinois’ largest independent publicly-traded bank holding companies. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of business, middle market and retail banking as well as wealth management and private banking services through over 100 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest was recognized for the second year in a row by J.D. Power as having the “Highest Customer Satisfaction with Retail Banking in the Midwest”* according to the 2015 Retail Banking Satisfaction StudySM. First Midwest’s website is www.firstmidwest.com.
Contact Information

Investors:	Paul F. Clemens EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	Media:	James M. Roolf SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com
* First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power 2014 and 2015 Retail Banking Satisfaction StudiesSM. The 2015 study is based on 82,030 total responses measuring 20 providers in the Midwest region (IA, IL, KS, MO, WI) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed April 2014 - February 2015. Your experiences may vary. Visit jdpower.com.

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | Illinois | 60143